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EXHIBIT 10.6


May 1, 1995




FEDERAL-MOGUL CORPORATION


Dear       :

Federal-Mogul Corporation (the "Corporation") considers the retention of a sound and vital management to be essential to protecting and enhancing the best interests of the Corporation and its shareholders. In this connection, the Corporation recognizes that, as is the case with many publicly held corporations, the possibility of a "change in control" may exist and that such a "change in control", and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders. Accordingly, the Corporation's Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a "change in control."

In order to reduce such distractions, the Corporation agrees to provide you the benefits set forth in this letter (the "Agreement") in the event there should occur a "change in control" of the Corporation (as defined in Article II hereof).

I.  TERM.

    This Agreement shall commence as of May 1, 1995 and shall recommence each January 1st thereafter, the term of this Agreement shall automatically be extended for one additional calendar year unless not later than the September 30 immediately preceding any such March 1, the Corporation shall have given notice that it does not wish to have this Agreement extended for the following year; provided further, however, that subsequent to a "change in control" of the Corporation occurring when this Agreement is in effect, this Agreement shall thereafter remain in effect for thirty (30) months from the end of the calendar month in which the "change in control" occurs. Notwithstanding the foregoing provisions of this Article
I, this Agreement shall automatically terminate upon your ceasing to be an employee of the Corporation for any reason at any time prior to a "change in control."
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II.  "CHANGE IN CONTROL".

     For purposes of this Agreement, a "change in control" shall mean (i) any purchase under a tender or exchange offer for the Corporation's shares of Common Stock other than by the Corporation or a wholly-owned subsidiary of the Corporation following which the offeror owns beneficially more than 20% of the Corporation's outstanding Common Stock, (ii) shareholder approval of any merger, consolidation or sale of all or substantially all of the Corporation's assets to or into any person or entity other than a wholly-owned subsidiary of the Corporation formed for the purpose of changing the Corporation's corporate domicile, (iii) a change in the identity of a majority of the members of the Board of Directors within any 12-month period, which change or changes are not recommended by the incumbent Directors immediately prior to any such change or changes, or (iv) any "person" (as the term "person" is defined in Sections 13(d) and 14(d) of the Exchange Act as in effect on February 6, 1985) is or becomes the "beneficial owner" (as the term "beneficial owner" is defined in Rule 13d-3 under the Exchange Act as in effect on February 6, 1985), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities. For purposes of this Agreement, ownership of voting securities shall take into account and include ownership as determined by applying the provisions of said Rule 13d-3.

III.  TERMINATION FOLLOWING "CHANGE IN CONTROL".

     A. Benefits. No salary or supplemental compensation benefits shall be payable hereunder unless there shall have been a "change in control" of the Corporation and your employment except as set forth below by the Corporation or any successor of the Corporation shall have been terminated on or before the last day of the 30th calendar month next following the date on which the "change in control" of the Corporation shall have occurred. In that event you shall be entitled to the benefits provided in Article IV hereof unless your employment was terminated (i) because of your death, (ii) by the Corporation by reason of Disability, Retirement or Cause (as those terms are defined in Article III.B.1 and 2. hereof) or (iii) by you other than for Good Reason (as defined in Article III.B.3 hereof). Service based vesting portions of long term incentive stock awards previously granted by the Board of Directors shall fully vest and be immediately exercisable upon change in control except to the extent as may be limited by provisions of applicable securities laws or regulations. Portions of long term incentive stock awards which are dependent upon attainment of performance based goals, such as price of stock of the Corporation, shall be determined by the highest price attained following date of grant and prior to date of termination of employment.

     B. Certain Defined Terms. In addition to the terms elsewhere defined herein, the following terms as used herein shall have the following meanings unless their context or use clearly indicates a different meaning:

          1. Disability/Retirement For purpose of this Agreement, your employment shall be deemed to have terminated by reason of
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          "Disability" if, at the time of termination, you
          are eligible for benefits under the terms of the Federal-Mogul Long-term Disability Plan, or are eligible for a Social Security award on account of disability. In the event that the Federal-Mogul Long-term Disability
          Plan is no longer in effect, the following definition shall apply. Employment shall be deemed to have terminated because of disability if you are unable to perform the duties of your job because of a physical injury or disease or a mental illness. The injury or illness must be one from which you are medically determined not expected to recover. Termination of your employment based on Retirement shall mean termination of your employment and immediate eligibility for benefits under the Personal Retirement Account (PRA), provided you also are at least age 55 with 5 or more years of service. Further, if you are not immediately eligible, upon termination, for unreduced Social Security benefits, your termination under this definition shall be deemed retirement if you signed a written statement that accompanies your application for pension benefit stating that the Corporation has not compelled or otherwise coerced you to retire.

          2. Cause. The Corporation may terminate your employment for "Cause". For the purposes of this Agreement, the Corporation shall have Cause to terminate your employment hereunder upon (i) the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Board of Directors of the Corporation or of any successor of the Corporation (the Board) which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (ii) the willful engaging by you in gross misconduct materially and demonstrably injurious to the Corporation. For purposes of this subsection 2, no act or failure to act on your part shall be considered willful merely because it was the result of bad judgment or negligence; rather, such act or failure to act must have been done, or omitted to have been done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Corporation. Notwithstanding the foregoing, your employment shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct described above in clauses (i) or (ii) of this subsection 2, and specifying the particulars thereof in detail.

          3. Good Reason. You shall be entitled to terminate your employment for "Good Reason". For purposes of this Agreement,
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          any termination of employment under any one or more of the following circumstances shall be for "Good Reason":

               a. without your express written consent, the assignment to you of any duties inconsistent with your positions, duties, responsibilities and status with the Corporation immediately prior to a "change in control" of the Corporation, or a change in your reporting responsibilities, titles or offices as in effect immediately prior to a "change in control" of the Corporation, or any removal of you from or any failure to re-elect you to any of such positions, except in connection with the termination of your employment for Cause, Disability, Retirement or as a result of your death;

               b. a reduction by the Corporation in your base salary, as in effect immediately prior to a "change in control" of the Corporation or as the same may thereafter be increased from time to time; or the failure by the Corporation to increase such base salary each year after a "change in control" of the Corporation by an amount which at least equals, on a percentage basis, the current average annual percentage merit increase in the base salaries of the elected officers in the other Corporation or companies (and its or their Affiliates) involved in such "change in control";

               c. a failure by the Corporation to continue your participation in

                    (1) any compensation or incentive plan in which you participate on the effective date of this Agreement, including but not limited to the following of the Corporation's plans: Supplemental Executive Retirement Plan
               (SERP), the Advisory Board Employees' part of the 1977 Supplemental Compensation Plan (SCP), 1984-1989 Stock Option Plans (SOP), and any other compensation or incentive plan that the Corporation maintained in effect on the date immediately preceding the date on which occurs a "change in control", or

                    (2) any welfare or benefit plan, qualified retirement plan, life insurance plan, vacation plan, holiday plan, car lease plan, medical expense, health and accident plan
               or disability plan (and any other plans, arrangements and privileges as are now in effect providing you with benefits substantially similar to those now provided to you) in which you participate on the effective date of this
               Agreement, and any other welfare or benefit plan,
               arrangement or privilege that the Corporation maintains in effect or provides on the date immediately preceding the
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               date on which occurs a "change in control" (any such plan
               is individually a "Plan" and collectively the "Plans"), or the Corporation taking any action (prompt notice of which the Corporation shall provide you) which would adversely affect your participation in (including increasing your costs of such participation) or materially reduce your benefits under any of the Plans or deprive you of any other fringe or personal benefit enjoyed by you at the time of the "change in control"; provided, however, that notwithstanding the provisions of this paragraph c., the Corporation's providing benefits of a type or amount different than as provided for hereinabove shall not be deemed a violation of this paragraph c. if required by law or if the change in benefit type or amount is substantially equivalent to the changes thereof effected for the five highest compensated of all the employees whose rank is substantially equal to yours and who are employed in the other corporation or companies (and its or their Affiliates) involved in such "change in control";

               d. the relocation of the Corporation's principal executive offices to a location outside Oakland, Wayne or Macomb Counties, Michigan or the Corporation's requiring you to be based anywhere other than the Corporation's principal executive offices or the location where you are based immediately prior to the "change in control", except for required travel on the Corporation's business to an extent substantially consistent with your business travel obligations in effect immediately prior to the "change in control", or, in the event you consent to any such relocation of the Corporation's principal executive offices or change in the location where you are based, the failure by the Corporation (i) to pay (or promptly reimburse you for) all reasonable moving expenses you incur relating to
               a change of your principal residence in connection with
               such relocation, and (ii) to indemnify you against any loss defined as your cost of terminating any lease for such residence, if it is leased, or if you own such residence the difference between the actual sale price of such residence and the higher of your aggregate investment in such residence or the fair market value of such residence as determined by any real estate appraiser designated by
               you and reasonably satisfactory to the Corporation)
               realized in the lease termination or sale of your principal residence in connection with any such change of residence, and (iii) to reimburse you for the amount of any federal, state and local income taxes for which you become liable by reason of your receipt of any amounts under clauses (i),
               (ii) and (iii) of this paragraph d.;
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               e.  the failure of the Corporation to obtain the assumption of this Agreement by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets of the Corporation, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if a "change in control" had occurred without any such succession having taken place. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Corporation in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination (as defined in Article III.B.5. hereof). As used in this Agreement, "Corporation" shall mean the Corporation as hereinabove defined and any successor to its business or assets as aforesaid which executes and delivers the Agreement provided for in this paragraph e. or otherwise becomes bound by this Agreement by operation of law; or

               f. any purported termination of your employment by the Corporation which is not effected pursuant to a Notice of Termination satisfying the requirements of subsection 4. below (and, if applicable, subsection 2. above).

          4. Notice of Termination. Any termination of your employment by the Corporation for Cause, Disability or Retirement, or by you for Good Reason, shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

          5. Date of Termination. "Date of Termination" shall mean the following:

               a. if this Agreement is terminated for Disability or Retirement, the date you retire under the disability form, or other form of Retirement;

               b. if you shall terminate your employment for Good Reason, the date specified in the Notice of Termination; or
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               c.  if your employment is terminated for any other reason, the date on which the Notice of Termination is given or, if earlier, the date on which the Corporation determined that your employment would be terminated.

IV.  COMPENSATION UPON TERMINATION OR DURING DISABILITY.

     After a "change in control" of the Corporation but during the term of this Agreement:

     A. While you are in the employ of the Corporation during the term of this Agreement, and thereafter as required by this Agreement, the Corporation shall timely provide you the salary and perquisites, and the other benefits provided for in the Plans, so that the failure to provide you the same shall not afford you Good Reason as provided in
     Article III.B.3. of this Agreement. You shall continue to receive that part of such salary, perquisites and other benefits as, immediately before any "change in control", is provided disabled employees of your rank under the Corporation's disability benefit Plans during any period that you fail to perform your duties as a result of incapacity due to physical or mental illness and until your employment is terminated for Disability, Retirement or death. Thereafter, your benefits shall be determined in accordance with the Plans and the Corporation shall have no further obligations to you under this Agreement.

     B. If your employment shall be terminated for Cause, the Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and you shall receive the accrued benefits to which you would otherwise have been entitled under the Plans as of the Date of Termination, and the Corporation shall have no further obligations to you under this Agreement.

     C. If your employment with the Corporation shall be terminated by the Corporation other than for Cause, Retirement or Disability, or by you for Good Reason, then you shall be entitled to the benefits provided below:

          1. The Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, and you shall continue as a participant in any Plan for which you are eligible through such date.

          2. In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Corporation shall pay you as severance pay (which, together with any amount payable to you pursuant to Article IV.D.1. below, are hereinafter called "Severance Payments"), the following (reduced by the amount of any applicable tax withheld):
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               a.  Not later than the fifth day following the Date of
               Termination, a lump sum amount equal to the sum of: (i)
               2.999 times your total annual compensation, including current annual base salary at the rate in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination (or, if higher, at the highest rate in effect in the three year period preceding such occurrence) and supplemental incentive compensation (equal to the highest annual amount received in the three (3) previous years under the SCP, the determination in respect of each such Plan being separately made), and (ii) any incentive compensation under the SCP which had been allocated or awarded to you for a calendar year or other measuring period that concluded prior to the Date of Termination but has not yet been paid, and (iii) a pro rata part (in proportion to the number of days in the SCP period for measuring financial performance then in progress, that has elapsed before your Date of Termination) of the aggregate value of all contingent incentive compensation awards to you for all uncompleted award periods and for the period in progress under the SCP. The compensation payable to you under such Plan to be made as provided in clause (iii) above shall be determined as if the period for measuring the Corporation's financial performance specified in such Plan (and for each award theretofore made to you) had concluded the day preceding your Date of Termination and the Corporation had fully attained the financial objectives that the Board specified for such periods and, in the case of the SCP, the Board had further determined that you were entitled to an award in the full standard amount based on your salary rate and position.

               b. At your option, in lieu of lump sum payout of your Severance Payments as set forth in paragraph a. above, you may elect as provided in Article IV.J. to receive 1/36th of such aggregate sum in monthly installments for a three-year period commencing on the first day of the month coinciding with or next following your Date of Termination and continuing on the first day of each month thereafter until you have received thirty-six such payments or you die or attain age 65 (if earlier), and if you shall attain age 65 or die prior to the end of such payout period, a lump sum amount equal to the aggregate sum of any remaining installments shall be paid in cash, (i) to you within thirty days of the date you attain age 65, or (ii) to the person or persons you designate in writing at the time you elect the installment method of payout within thirty days of the date you die.  If you elect the installment method
               of payment, you shall, during such period but prior to the date you attain age 65, continue to be covered by such of the Plans as provide hospital-surgical-medical and life insurance benefits. Further, if at the conclusion of the
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               installment period you shall have attained a minimum of age
               55 and 15 or more years of service (including the installment period) you will be eligible for retiree health care coverage and benefits as were in effect the day preceding the "change in control."

               c. This Agreement supersedes the arrangements for "change in control" in any Plan in effect now or at any time during the term of this Agreement. However you may, by written notice to the Corporation within ninety (90) days following your Date of Termination, designate any of the Plans which, on the date of a "change in control", has specific terms or provisions for severance and other benefits in the event of "change in control". An election under this paragraph will reduce any benefits payable to you pursuant to this Agreement.

     D. If your employment shall be terminated (i) by the Corporation other than for Cause, Disability or Retirement, or (ii) by you for Good Reason, and you elect to receive your Severance Payments on an installment basis as provided in Article IV.C.2.b. above, then you will also be entitled to receive the benefits provided for in subsection 1 below.

          1. In addition to the accrued vested retirement benefits to which you are entitled under the PRA and the SERP, or any successor plans thereto, you will accumulate constructive credit toward vesting service, contributions and interest on a monthly basis. This constructive credit will continue during the period of severance and will cease at the earliest of 36 months, attainment of age 65, or your death.

          The constructive credit will be applied using the amount of your current PRA and SERP account balance at the time of termination as a base. A credit plus interest is applied to this base, using the same formulas for the PRA and SERP as were in effect the day before the "change in control." Total Compensation shall be based upon the formula for determining severance pay amounts described in Article IV.

          The constructive PRA and SERP account balances will accumulate in the same manner as the PRA and SERP did prior to the "change in control" for 36 months or attainment of age 65 or death.

          At that time, but not later than five days after severance payments cease, an amount equal to the total value of the constructive PRA and SERP balances, minus an amount equal to the PRA and SERP vested balances at the time of termination, will be paid to you in a single lump sum check.

          In the event of your death prior to completion of the 36 month severance period, an amount equal to the difference between the accumulated constructive PRA and SERP account balances and the PRA and SERP vested account balances at time of termination will be paid to your beneficiary.
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          If you are not vested in your PRA or SERP account balance at time of termination, the 36-month severance period will count as constructive service toward vesting in the constructive PRA and SERP account balance.

     E.  In addition to all other amounts payable to you under this
     Article IV, you shall also be entitled to receive all benefits payable to you under the Corporation's tax qualified (as defined by the Code) retirement plans as detailed in Exhibit B and any other applicable nonqualified (for purposes of the Code) deferred compensation agreements including long term incentive plan grants between you and the Corporation.

     F. If your employment with the Corporation shall be terminated (i) by the Corporation other than for Cause, Disability or Retirement, or
     (ii) by you for Good Reason, then in addition to the other benefits to which you are entitled under this Article IV, the Corporation will allow you to purchase at par or other stated value (howsoever the same shall be denominated, which in any case shall be the prescribed stock value, but not including any amount for stock transfer fee) any country club stock and luncheon club stock which the Corporation owns or holds on your behalf, and allow you to purchase at the rate then applicable to Corporation retirees (or at the rate for retirees in effect on the date of the "change in control", if in your sole opinion that rate is more favorable to you than such rate as is then in effect) the lease car(s) which you are leasing at your Date of Termination.

     G. You shall not be required to mitigate the amount of any payment provided for in this Article IV by seeking other employment or otherwise, nor shall the amount of any payment provided for in this
     Article IV be reduced by any compensation earned by you or the amount of any benefits provided to you as the result of employment by another employer after the Date of Termination, or otherwise.

     H. The Corporation shall pay you all legal fees and expenses incurred by you in seeking to obtain or enforce any right or benefit provided for in this Agreement.

     I. Certain additional payments may be paid by the Corporation as follows:

         1. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation to or for the benefit of you (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this section I.) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such
         interest and penalties, are hereinafter collectively
         referred to as the "Excise Tax"), then you shall be entitled
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         to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          2. Subject to the provisions of section I.3., all determinations required to be made under this section I., including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Corporation's independent auditors, or such other firm as may be designated by the Corporation, (the Firm) which shall provide detailed supporting calculations both to the Corporation and you within 15 business days of the receipt of notice from you that there has been a payment, or such earlier time as is requested by the Corporation. In the event that the Firm is serving as accountant or auditor or legal advisor for the individual, entity or group effecting the Change of Control, the Corporation shall appoint another nationally recognized accounting or law firm to make the determinations required hereunder (which firm shall then be referred to as the "Firm" hereunder). All fees and expenses of the Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this section I., shall be paid by the Corporation to you within five days of the receipt of the Firm's determination. If the Firm determines that no Excise Tax is payable by you, it shall furnish you with a written opinion that failure to report the Excise Tax on your applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Firm shall be binding upon the Corporation and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Corporation which should have been made to you (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to section I.3. and you thereafter are required to make a payment of any Excise Tax, the Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of you, in accordance with the provisions of section I.1.

          3.  You shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you are informed in writing of such claim and shall apprise the Corporation
          of the nature of such claim and the date on which such
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           claim is requested to be paid.  You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

               a. give the Corporation any information reasonable requested by the Corporation relating to such claim,

               b. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

               c. cooperate with the Corporation in good faith in order effectively to contest such claim, and

               d. permit the Corporation to participate in any proceedings relating to such claim;

          provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax, payroll tax, or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this section I.3., the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine, provided, however, that if the Corporation directs you to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to you, on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax, payroll tax, or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          4. If, after the receipt by you of an amount advanced by the Corporation pursuant to section I.3., you become entitled to receive any refund with respect to such claim, you shall (subject to the Corporation's complying with the requirements of section I.3.) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Corporation pursuant to section I.3., a determination is made that you shall not be entitled to any refund with respect to such claim and the Corporation does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     J.  Any election you make as provided for in Article IV.C.2.(b) or in
     Article IV.D. shall be by notice in writing, which shall be acceptable to the Corporation if substantially in the form of Exhibit A attached hereto, Any such election, when made, may subsequently be revoked and replaced with a new election, made in like manner, at any time before a "change in control". Thereafter such an election may be changed only if made in like manner, before the first to occur of the 90th day following a "change in control" or the date you receive a Notice of Termination.

V.  BINDING AGREEMENT.

     This Agreement shall inure to the benefit of and be enforceable by your executors, administrators, successors, heirs, distributees, devisees, legatees or other personal or legal representative.

VI.  CONFIDENTIAL INFORMATION.

     You shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation or any of its affiliated companies, and their respective businesses, which shall have been obtained by you during your employment by the Corporation or any of its affiliated companies and which shall not be or become public knowledge (other than by your acts in violation of this Agreement).

After termination of your employment with the Corporation, you shall not, without the prior written consent of the Corporation or as may other wise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it. In no event shall an asserted violation of the provisions of this

Section constitute a basis for deferring or withholding any amounts otherwise payable to you under this Agreement.

VII.  NOTICE.

     For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation (except notices substantially in the form of Exhibit A attached hereto) shall be directed to the attention of the Secretary of the Corporation, or to such other address as either party may have furnished to the other by notice in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

VIII.  MISCELLANEOUS.

     Except for the right to amend as provided below in Article IX, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and, on behalf of the Corporation, by such officer or officers thereof as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of that or any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or times. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Nothing expressed or implied herein shall create any right or duty (on the part of you or the Corporation) to have you remain in the employment of the Corporation at any time prior to a "change in control" of the Corporation, each reserving all rights to terminate the employment relationship at any time prior to a "change in control" of the Corporation with or without Cause.

IX.  VALIDITY.

     The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan, without reference to principles of conflict of laws. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect.

X.  AMENDMENTS.

     The Corporation reserves the right unilaterally to amend this Agreement, upon thirty (30) days' prior notice to you (or such shorter time as you may agree to in writing), at any time before a "change in control" occurs so long as such amendment is not in conflict with
Exhibit 8 to the minutes of the February 6, 1985 meeting of the Board or any subsequent resolution of the Board and so long as any additional costs to the Corporation resulting from such amendments are not significant.
Any such amendment shall become effective, if signed for the Corporation by its Chairman of the Board or Vice President - Human Resources, on the date specified in such notice to you. This Agreement may not be amended or modified in any respect after the occurrence of a "change in control" without the express written consent thereto of you and of the Corporation.

XI.  COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     If this letter correctly sets forth our agreement on the subject matter hereof, please sign both of the enclosed copies of this letter and return one of them to the Corporation. This letter will then constitute our agreement on such subject.

                           Very truly yours,

                           FEDERAL-MOGUL CORPORATION

                        By:
                           ------------------------------------

                        (Typed Name)
                                    ---------------------------

                        Title:
                              ---------------------------------

Executed and effective this
      day of May, 1995



- -----------------------------
          Witness


- -----------------------------
       (Typed Name)

                         INDEX OF DEFINED TERMS

                     -EXECUTIVE SEVERANCE AGREEMENT-




                          AGREEMENT SECTION            PAGE WHERE
                            IN WHICH TERM              DEFINITION
      TERM                    IS DEFINED                 APPEARS
- -----------------         -----------------            ----------

  Agreement                Introduction                    1

  Base Period              IV.C.2.a.                       8

  Board                    III.B.2.                        3

  Cause                    III.B.2.                        3

  Change in Control        II.                             2

  Code                     IV.I.2.                        11

  Corporation              Introduction;III.B.3.d.         1, 5

  Date of Termination      III.B.5.                        6

  Disability               III.B.1.                        2

  Exchange Act             II.                             2

  Good Reason              III.B.3.                        3

  Notice of Termination    III.B.4.                        6

  Plan/Plans               III.B.3.c.                      4

  Retirement               III.B.1.                        3

  SERP                     III.B.3.c.(1)                   4

  Severance Payments       IV.C.2.                         7

  Payment                  IV.I.                          10

                                 EXHIBIT A

                                   Date
                                       ------------------------

Federal-Mogul Corporation
26555 Northwestern Highway
Southfield, Michigan  48034

Attention:  Treasurer

RE:  EXECUTIVE SEVERANCE AGREEMENT DATED MAY 1, 1995
     BETWEEN THE UNDERSIGNED AND FEDERAL-MOGUL CORPORATION
     (THE "AGREEMENT")

Gentlemen:

I elect that any payments made to me as provided in Article IV. of the Agreement by paid (check either of A. or B. below):

      A.  In a lump sum as provided in Article IV.C.2.a.
- -----

      B.  In 36 monthly payments as provided in Article IV.C.2.b.
- -----


The foregoing election(s) respecting the optional alternatives set forth above shall forthwith revoke and supersede such contrary election(s), if any, as were heretofore made by me or by my personal or legal representative.

                            Very truly yours,


                         By:
                            -----------------------------------

                         Typed Name:
                                    ---------------------------

WITNESS:


- ------------------------------------
Signature

Typed Name:
           -------------------------

City of                        , and

State of                            .

                            EXHIBIT B

                    INDEX OF RETIREMENT PLANS







Personal Retirement Account (PRA)


Supplemental Executive Retirement Plan (SERP)


Salaried Employees' Investment Program (SEIP)